Exhibit 23.1

PLS CPA, A Professional Corp.
t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t
t TELEPHONE (858) 722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

October 13, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of NatureWell Incorporated of our report dated on October 13, 2011, with respect to the audited consolidated financial statements of NatureWell Incorporated, included in Form 10-K for the year ended June 30, 2011.

Very truly yours,

/s/ PLS CPA
PLS CPA, A Professonal Corp.

Registered with the Public Company Accounting Oversight Board